Exhibit 10.43

IBM Credit Corporation

FORM OF AMENDED AND RESTATED
AGREEMENT FOR WHOLESALE FINANCING
(SECURITY AGREEMENT)

         This Amended and Restated Agreement for Wholesale Financing (as amended, supplemented or otherwise modified from time to time, this “Agreement”) dated December     , 2001 is by and among IBM Credit Corporation, a Delaware corporation with a place of business at 1500 RiverEdge Parkway, Atlanta, GA (“IBM Credit”), Xybernaut Corporation, a Delaware corporation with its principal office at 12701 Fair Lakes Circle, Fairfax, VA 22033 (“XC”) and Xybernaut Solutions, Inc., a Virginia corporation with its principal office at 8618 Westwood Center Drive, Vienna, VA             (“XSI”). XC and XSI are each referred to herein as a “Customer” or, collectively, the “Customers”. Notwithstanding the foregoing, any obligation of a Customer or Customers herein shall be the joint and several obligation of XC and XSI. IBM Credit and Customers agree as follows:

WITNESSETH

         WHEREAS, Xybernaut Corporation has heretofore entered into an Agreement for Wholesale Financing (Security Agreement) dated as of December 1, 1999 (as heretofore amended, supplemented or modified, the “Existing Agreement”) with IBM Credit;

         WHEREAS, Xybernaut Corporation desires to provide additional collateral to IBM Credit to further secure its obligations;

         WHEREAS, Xybernaut Solutions, Inc. holds accounts receivable (“Accounts”) as a result of products and services it provides to its customers and the Customers would like to pledge these Accounts to IBM Credit as further collateral;

         WHEREAS, the parties hereto desire to further amend and restate the Existing Agreement for the purpose of, among other things, reflecting the addition of Xybernaut Solutions, Inc. as a Customer under the Existing Agreement and the addition of its Accounts as further collateral to secure the obligations under this Existing Agreement, as set forth herein;

         WHEREAS, IBM Credit is willing to so amend and restate the Existing Agreement on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiently of which are hereby acknowledged, the parties agree the Existing Agreement is amended and restated in its entirety to read as follows:

         In the course of Customers’ business, Customers acquire products and want IBM Credit to finance Customers’ purchases of such products under the following terms and conditions:

1.     IBM Credit may in its sole discretion from time to time decide the amount of credit IBM Credit extends to Customers, notwithstanding any prior course of conduct between the parties. IBM Credit may combine all of its advances to make one debt owed by Customers.

2.     IBM Credit may in its sole discretion decide the amount of funds, if any, IBM Credit will advance on any products Customers may seek to acquire. Customers agree that any decision to finance products will not be binding on IBM Credit until such time as the funds are actually advanced by IBM Credit.

3.     In the course of Customers’ operations, Customers intend to purchase from persons approved in writing by IBM Credit for the purpose of this Agreement (the “Authorized Suppliers”) computer hardware and software products manufactured or distributed by or bearing any trademark or trade name of such

Authorized Suppliers (the “Approved Inventory”). When IBM Credit advances funds, IBM Credit may send Xybernaut Corporation, for itself and on behalf of and as agent for Xybernaut Solutions, Inc., a Statement of Transaction or other statement. If IBM Credit does, the Customers will have acknowledged the debt to be an account stated and Customers will have agreed to the terms set forth on such statement unless Xybernaut Corporation notifies IBM Credit in writing of any question or objection within seven (7) days after such statement is mailed to Xybernaut Corporation.

4.     (A) To secure payment of all Customers’ current and future obligations to IBM Credit whether under this Agreement, any guaranty that Customers now or hereafter execute, or any other agreement between Customers and IBM Credit, whether direct or contingent, Customers grant IBM Credit a security interest in all of Customers’ inventory, equipment, fixtures, accounts, contract rights, chattel paper, instruments, reserves, documents of title, deposit accounts, price protection payments, credits, discounts, incentive payments, rebates, and refunds, whether now owned or hereafter acquired, and all attachments, accessories, accessions, substitutions and/or replacements thereto and all proceeds thereof. All of the above assets are defined pursuant to the provisions of Article 9 of the Uniform Commercial Code and are hereinafter collectively referred to as the “Collateral”. This security interest is also granted to secure Customers’ obligations to all of IBM Credit’s affiliates. Customers will hold all of the Collateral financed by IBM Credit, and the proceeds thereof, in trust for IBM Credit and Customers will immediately account for and remit directly to IBM Credit all such proceeds when payment is required under the terms set forth in the billing statement or as otherwise provided in this Agreement. IBM Credit may directly collect any amount owed to Customers from Authorized Suppliers with respect to the Collateral and credit Customers with all such sums received by IBM Credit from Authorized Suppliers. IBM Credit’s title, lien or security interest will not be impaired by any payments Customers make to the seller or anyone else or by their failure or refusal to account to IBM Credit for proceeds.

Each Customer covenants and agrees with IBM Credit that: (a) the security constituted by this Agreement is in addition to any other security from time to time held by IBM Credit; (b) the security interest hereby created is a continuing security interest and will cover and secure the payment of all obligations both present and future of the Customers to IBM Credit; and (c) any transfer of assets by and between Xybernaut Corporation and/or Xybernaut Solutions, Inc. is subject to IBM Credit’s continuing security interest in the Collateral of the transferor as well as IBM Credits continuing security interest in the Collateral of the transferee.

         (B)  Additional Collateral. To secure each Customer’s full and punctual payment and performance of any obligations to each other, when due whether at the stated maturity, by acceleration or otherwise), each Customer hereby grants to the other Customer a security interest in all of the its right, title and interest in and to the following property, whether now owned or hereafter acquired or existing and wherever located: (i) all inventory and equipment, and all parts thereof, attachments, accessories and accessions thereto, products thereof and documents therefor; (ii) all accounts, contract rights, chattel paper, instruments, deposit accounts, obligations of any kind owing to Customer, whether or not arising out of or in connection with the sale of lease of collateral or the rendering of services and all books, invoices, documents and other records in any form evidencing or relating to any of the foregoing; (iii) price protection payments, credits, discounts, incentive payments, rebates and refunds; (iv) all rights now or hereafter existing in and to all mortgages, security agreements, leases or other contracts securing or otherwise relating to any of the foregoing; and (v) all substitutions and replacements for all of the foregoing, all proceeds of all of the foregoing and, to the extent not otherwise included, all payments under insurance of any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing.

All of the assets described in this Section 4(B) shall be collectively defined herein as the “Intercompany Collateral”. Each Customer shall, from time to time upon the request of IBM Credit, execute and deliver to the other and to IBM Credit, or cause to be executed and delivered, at such time or times as IBM Credit may request UCC financing statements and such other and further documents, certificates and instruments necessary to perfect and maintain perfected its security interests in the Intercompany Collateral and in order to fully consummate all of the transactions contemplated under this Agreement and any other documents. Each Customer shall make appropriate entries on its books and records disclosing the security interests in the Intercompany Collateral.

         (C)  Assignment of Additional Collateral. (i) As additional Collateral, each Customer hereby assigns to IBM Credit the security interest each Customer has in the Intercompany Collateral of the other Customer. The UCC financing statements delivered to IBM Credit pursuant to Section 4(A) shall disclose the assignment of the security interest in the Intercompany Collateral and indicate the name and address of IBM Credit as assignee. (ii) Each Customer agrees that IBM Credit has the right to take possession of or dispose of the Intercompany Collateral in the same manner as IBM Credit may take possession of or dispose of the Collateral, pursuant to Section 11 of this Agreement.

5.     The principal place of business for each of the Customers is as follows:

(1)	Xybernaut Corporation: 12701 Fair Lakes Circle, Fairfax, VA 22033

(2)	Xybernaut Solutions, Inc.: 8618 Westwood Center Drive, Vienna, VA

Each Customer represents that its business is conducted as a corporation. Each Customer will notify IBM Credit, in writing, prior to any change in its identity, name, form of ownership or management, and of any change in its principal place of business, or any additions or discontinuances of other business locations. The respective Collateral of each Customer will be kept at its principal place of business. Each Customer will notify IBM Credit, in writing, thirty (30) days prior to moving any of the Collateral to any other address. Each of Xybernaut Corporation and Xybernaut Solutions, Inc. and their predecessors have done business during the last six (6) months only under the following names:

This paragraph is not in any manner intended to limit the extent of IBM Credit’s security interest in the Collateral. Customers agree to pay all additional charges related to the movement of Collateral including, but not limited to, taxes, license or recording fees.

6.     Each Customer represents and covenants that the Collateral is and will remain free from all claims and liens superior to IBM Credit’s unless otherwise agreed to by IBM Credit in writing, and that they will defend the Collateral against all other claims and demands. Customers will not sell, rent, lease, lend, demonstrate, pledge, transfer or secrete any of the Collateral or use any of the Collateral for any purpose other than exhibition and sale to buyers in the ordinary course of business, without IBM Credit’s prior written consent. Each Customer will execute all documents IBM Credit may request to confirm or perfect IBM Credit’s security interest in the Collateral. Each Customer warrants and represents that it is not in default in the payment of any principal, interest or other charges relating to any indebtedness owed to any third party, and no event has occurred, as of the effective date of this Agreement or as of the date of any request by Customer to IBM Credit for financing in the future, under the terms of any agreement, document, promissory note or other instrument, which with or without the passage of time and/or the giving of notice constitutes or would constitute an event of default thereunder. Xybernaut Corporation will promptly provide its year-end financial statement, in form and detail satisfactory to IBM Credit, to IBM Credit within ninety (90) days after the end of each fiscal year of Xybernaut Corporation, and, if requested by IBM Credit, Xybernaut Corporation will also promptly provide its financial statement to IBM Credit for each fiscal quarter within forty five (45) days after the end of each fiscal quarter. Customers represent and covenant that each financial statement that is submitted to IBM Credit will be prepared according to generally accepted accounting principles in effect in the United States from time to time, and is and will be correct and will accurately represent Customers’ financial condition. Customers further acknowledge IBM Credit’s reliance on the truthfulness and accuracy of each financial statement submitted to IBM Credit in IBM Credit’s extension of various financial accommodations to Customers.

7.     Customers will pay all taxes, license fees, assessments and charges on the Collateral when due. Customers will immediately notify IBM Credit of any loss, theft, or destruction of or damage to any of the Collateral. Customers will be responsible for any loss, theft or destruction or damage of Collateral. Each

Customer will keep the Collateral insured for its full insurable value against loss or damage under an “all risk” insurance policy. Each Customer will obtain insurance under such terms and in such amounts acceptable to IBM Credit, from time to time, with companies acceptable to IBM Credit, with a lender loss-payee or mortgagee clause payable to IBM Credit to the extent of any loss to the Collateral and containing a waiver of all defenses against Customer that is acceptable to IBM Credit. Each Customer agrees to provide IBM Credit with written evidence of the required insurance coverage and lender loss-payee or mortgagee clause. Each Customer assigns to IBM Credit all amounts owed to any Customer under any insurance policy, and Customer directs any insurance company to make payment directly to IBM Credit to be applied to the unpaid obligations owed IBM Credit. Each Customer further grants IBM Credit an irrevocable power of attorney to endorse any checks or drafts and sign and file any of the papers, forms and documents required to initiate and settle any insurance claims with respect to the Collateral. If Customers fail to pay any of the above-referenced costs, charges, or insurance premiums, or if a Customer fails to insure the Collateral, IBM Credit may, but will not be obligated to, pay such costs, charges and insurance premiums, and the amounts paid will be considered an additional obligation owed by Customers to IBM Credit.

8.     IBM Credit has the right to enter upon Customers’ premises from time to time, as IBM Credit in its sole discretion may determine for IBM Credit’s sole benefit, and all without any advance notice to Customers to: examine the Collateral; appraise it as security; verify its condition and non-use; verify that all Collateral have been properly accounted for; verify that Customers have complied with all terms and provisions of this Agreement; and assess, examine, and make copies of Customers’ respective books and records. Any collection by IBM Credit of any amounts owed by any Customer at or during IBM Credit’s examination of the Collateral does not relieve any Customers of their continuing obligation to pay their obligations owed to IBM Credit in accordance with such terms.

9.     Customers agree to immediately pay IBM Credit the full amount of the principal balance owed IBM Credit on each item of Approved Inventory financed by IBM Credit at the time such Approved Inventory is sold, lost, stolen, destroyed, or damaged, whichever occurs first, unless IBM Credit has agreed in writing to provide financing to Customers on other terms. Xybernaut Corporation also agrees, for itself and on behalf of and as agent for Xybernaut Solutions, Inc., to provide IBM Credit upon IBM Credit’s request, an inventory report which describes all the Approved Inventory in Customers’ possession (excluding any Approved Inventory financed by IBM Credit under the Demonstration and Training Equipment Financing Option). Regardless of the repayment terms set forth in any billing statement, if IBM Credit determines, after conducting an inspection of all of Customers’ inventory, that the current outstanding obligations owed by Customers to IBM Credit exceeds the aggregate wholesale invoice price, net of all applicable price reduction credits, of the Approved Inventory in Customers’ possession that is new and in manufacturer sealed boxes and in which IBM Credit has a perfected first priority security interest, Customers agree to immediately pay to IBM Credit an amount equal to the difference between such outstanding obligations and the aggregate wholesale invoice price, net of all applicable price reduction credits, of such Approved Inventory. Customers will make all payments to IBM Credit according to the remit to instructions in the billing statement. Any checks or other instruments delivered to IBM Credit to be applied against Customers’ outstanding obligations will constitute conditional payment until the funds represented by such instruments are actually received by IBM Credit. IBM Credit may apply payments to reduce finance charges first and then principal, irrespective of Customers’ instructions. Further, IBM Credit may apply principal payments to the oldest (earliest) invoice for the Approved Inventory financed by IBM Credit, or to such Approved Inventory which is sold, lost, stolen, destroyed, damaged, or otherwise disposed of. If any Customer signs any instrument for any outstanding obligations, it will be evidence of Customer’s obligation to pay and will be not be payment. Any discount, rebate, bonus, or credit for Approved Inventory granted to Customer by any Authorized Supplier will not, in any way, reduce the obligations Customers owe IBM Credit, until IBM Credit has received payment in good funds.

10.     Customers will pay IBM Credit finance charges on the total amount of credit extended to them in the amount agreed to between the parties from time to time. The period of any financing will begin on the invoice date for the Approved Inventory whether or not IBM Credit advances payment on such date. This period will be included in the calculation of the annual percentage rate of the finance charges. Such finance charges may be applied by IBM Credit to cover any amounts expended for IBM Credit’s appraisal and examination of the Collateral; maintenance of facilities for payment; IBM Credit’s commitments to Authorized Suppliers to finance shipments of Approved Inventory to a Customer; recording and filing fees; expenses incurred in obtaining additional collateral or security; and any costs and expenses incurred by IBM Credit arising out of the financing IBM Credit extends to Customers. Customers also agree to pay IBM Credit additional charges which will include: late payment fees at a per annum rate equal to the Prime Rate plus 6.5%; flat charges; charges for receiving NSF checks from a Customer; renewal charges; and any other charges agreed to by Customers and IBM Credit from time to time. For purposes of this Agreement, “Prime Rate” will mean the average of the rates of interest announced by banks which IBM Credit uses in its normal course of business of determining prime rate. Unless Customers hereafter otherwise agree in writing, the finance charges and additional charges agreed upon will be IBM Credit’s applicable finance charges and additional charges for the class of Approved Inventory involved prevailing from time to time at IBM Credit’s principal place of business, but in no event greater than the highest rate from time to time permitted by applicable law. If it is determined that amounts received from Customers were in excess of such highest rate, then the amount representing such excess will be considered reductions to the outstanding principal of IBM Credit’s advances to Customers. IBM Credit will send Xybernaut Corporation, for itself and on behalf of and as agent for Xybernaut Solutions, Inc., at monthly or other intervals, a statement of all charges due on Customer’s account with IBM Credit. The Customers will have acknowledged the charges due, as indicated on the statement, to be an account stated, unless Xybernaut Corporation, for itself or on behalf of as agent for Xybernaut Solutions, Inc., objects in writing to IBM Credit within seven (7) days after such statement is mailed to Xybernaut Corporation. This statement may be adjusted by IBM Credit at any time to conform to applicable law and this Agreement. IBM Credit shall calculate any free financing period utilizing a methodology that is consistent with the methodologies used for similarly situated customers of IBM Credit. The Customers understand that IBM Credit may not offer, may change or may cease to offer a free financing period for the Customers’ purchases of Approved Inventory. If any Authorized Supplier fails to provide payment for a finance charge for Customers, as agreed, Customers will be responsible for and pay to IBM Credit all finance charges billed to Customer’s account.

11.     Any of the following events will constitute an event of default by Customers under this Agreement: Any Customer breaches any of the terms, warranties or representations contained in this Agreement or in any other agreements between any Customer and IBM Credit or between any Customer and any of IBM Credit’s affiliates unless such breach results from the actions or inactions of any IBM affiliate; any guarantor of a Customer’s obligations to IBM Credit under this Agreement or any other agreements breaches any of the terms, warranties or representations contained in such guaranty or other agreements between such guarantor and IBM Credit; any representation, statement, report or certificate made or delivered by any Customer or any of a Customer’s owners, representatives, employees or agents or by any guarantor to IBM Credit is not true and correct; any Customer fails to pay any of the liabilities or obligations owned to IBM Credit or any of IBM Credit’s affiliates when due and payable under this Agreement or under any other agreements between such Customer and IBM Credit or between such Customer and any of IBM Credit’s affiliates; IBM Credit determines that IBM Credit is insecure with respect to any of the Collateral or the payment of Customer’s obligations owned to IBM Credit; any Customer abandons the Collateral or any part thereof; any Customer or any guarantor becomes in default in the payment of any indebtedness owned to any third party; a judgement issues on any money demand against any Customer or any guarantor; an attachment, sale or seizure is issued against any Customer or any of the Collateral; any part of the Collateral is seized or taken in execution; the death of the undersigned if the business is operated as a sole proprietorship; or the death of a partner is the business is operated as a partnership, or the death of any guarantor; any Customer ceases or suspends its business; any Customer or any guarantor makes a general assignment for the benefit of creditors; any Customer or any guarantor becomes insolvent or voluntarily or involuntarily becomes subject to the Federal Bankruptcy Code, state insolvency laws or any act for the benefit of creditors; any receiver is appointed for any of Customers’ or any guarantor’s assets, or any guaranty pertaining to any Customer’s obligations to IBM Credit is terminated for any reason whatsoever; any guarantor disclaims any obligations under any guaranty; any Customer loses any franchise, permission, license or right to sell or deal in any Approved Inventory; any Customer or any guarantor misrepresents its respective financial condition or organizational structure; or IBM Credit determines in its sole discretion, that the Collateral, any other collateral given to IBM Credit to secure Customers’ obligations to IBM Credit, any guarantor’s guaranty, or any Customer’s or any guarantor’s net worth has decreased in value, and Customers have been unable, within the time period prescribed by IBM Credit, to either provide IBM Credit with additional collateral in a form and substance satisfactory to IBM Credit or reduce Customers’ total obligations by an amount sufficient to satisfy IBM Credit. Following an event of a default:

         (a)  IBM Credit may, at any time at IBM Credit’s election, without notice or demand to Customers do any one or more of the following: declare all or any part of the obligations customers owe IBM Credit immediately due and payable, together with all court costs and all costs and expenses of IBM Credit’s repossession and collection activity, including, but not limited to, all attorney’s fees; exercise any or all rights of a secured party under applicable law; cease making any further financial accommodations or extending any additional credit to Customers; and/or exercise any or all rights available at law or in equity. All of IBM Credit’s rights and remedies are cumulative.

         (b)  Customers will segregate, hold and keep the Collateral in trust, in good order and repair, only for IBM Credit’s benefit, and Customers will not exhibit, transfer, sell, further encumber, otherwise dispose of or use for any other purpose whatsoever any of the Collateral.

         (c)  Upon IBM Credit’s oral or written demand, Customers will immediately deliver the Collateral to IBM Credit, in good order and repair, at a place specified by IBM Credit, together with all related documents; or IBM Credit may, in its sole discretion and without notice or demand to Customers, take immediate possession of the Collateral, together with all related documents.

         (d)  Customers waive and release: any claims and causes of action which they may now or ever have against IBM Credit as a direct or indirect result of any possession, repossession, collection or sale by IBM Credit of any of the Collateral and the benefit of all valuation, appraisal and exemptions laws. If IBM Credit seeks to take possession of any of the Collateral by court process, each Customer irrevocably waives any notice, bonds, surety and security relating thereto required by any statute, court rule or otherwise.

         (e)  Each Customer appoints IBM Credit or any person IBM Credit may delegate as such Customer’s duly authorized Attorney-In-Fact to do, in IBM Credit’s sole discretion, any of the following in the event of a default: endorse Customer’s name on any notes, checks, drafts or other forms of exchange constituting Collateral or received as payment on any Collateral for deposit in IBM Credit’s account; sell, assign, transfer, negotiate, demand, collect, receive, settle, extend, or renew any amounts due on any of the Collateral; and exercise any rights Customers have in the Collateral.

If any Customer brings any action or asserts any claim against IBM Credit which arises out of this Agreement, any other agreement or any of the business dealings between IBM Credit and a Customer, in which Customer does not prevail, Customers agree to pay IBM Credit all costs and expenses of IBM Credit’s defense of such action or claim including, but not limited to, all attorney’s fees. If IBM Credit fails to exercise any of IBM Credit’s rights or remedies under this Agreement, such failure will in no way or manner waive any of IBM Credit’s right or remedies as to any past, current or future default.

12.     Customers agree that if IBM Credit conducts a private sale of any Collateral by soliciting bids from ten (10) or more other dealers or distributors in the type of Collateral repossessed by or returned to IBM Credit hereunder, any sale by IBM Credit of such property will be deemed to be a commercially reasonable disposition under the Uniform Commercial Code. IBM Credit agrees that commercially reasonable notice of any public or private sale will be deemed given to Customer if IBM Credit sends any Customer a notice of sale at least seven (7) day prior to the date of any public sale or the time after which a private sale will be made. If IBM Credit disposes of any such Collateral other than as herein contemplated, the commercial reasonableness of such sale will be determined in accordance with the provisions of the Uniform Commercial Code as adopted by the state whose laws govern this Agreement.

Customers agree that IBM Credit does not warrant the Approved Inventory. Customers will pay IBM Credit in full even if the Approved Inventory is defective or fails to conform to any warranties extended by any third party. Customers’ obligations to IBM Credit will not be affected by any dispute any Customer may have with any third party. Customers will not assert against IBM Credit any claim or defense any Customer may have against any third party. Each Customer shall jointly and severally indemnify and hold IBM Credit harmless against any claims or defenses asserted by any buyer of the Approved Inventory by reason of: the condition of any Approved Inventory; any representations made about the Approved Inventory; or for any and all other reasons whatsoever.

13.     Each Customer grants to IBM Credit a power of attorney authorizing any of IBM Credit’s representatives to: execute or endorse on Customer’s behalf any documents, financing statements and instruments evidencing Customer’s obligations to IBM Credit; supply any omitted information and correct errors in any documents or other instruments executed by or for Customer; do any and every act which Customer is obligated to perform under this Agreement; and do any other things necessary to preserve and protect the Collateral and IBM Credit’s security interest in the Collateral. Each Customer further authorizes IBM Credit to provide to any third party any credit, financial or other information about Customer that is in IBM Credit’s possession.

14.     Each party may electronically transmit to or receive from the other party certain documents specified in the E-Business Schedule A attached hereto (“E-Documents”) via the Internet or electronic data interchange (“EDI”). Any transmission of data which is not an E-Document shall have no force or effect between the parties. EDI transmissions may be transmitted directly or through any third party service provider (“Provider”) with which either party may contract. Each party will be liable for the acts or omissions of its Provider while handling E-Documents for such party, provided, that if both parties use the same Provider, the originating party will be liable for the acts or omissions of such Provider as to such E-Document. Some information to be made available to Customer will be specific to Customer and will require Customer to register with IBM Credit before access is provided. After IBM Credit has approved the registration submitted by Customer, IBM Credit will provide an ID and password(s) to an individual designated by Customer (“Customer Recipient”). Customers accept responsibility for the designated individual’s distribution of the ID and password(s) within its organization and Customers will take reasonable measures to ensure that passwords are not shared or disclosed to unauthorized individuals. Each Customer will conduct an annual review of all IDs and passwords to ensure that they are accurate and properly authorized. IBM CREDIT MAY CHANGE OR DISCONTINUE USE OF AN ID OR PASSWORD AT ITS DISCRETION AT ANY TIME. E-Documents will not be deemed to have been properly received, and no E-Document will give rise to any obligation, until accessible to the receiving party at such party’s receipt computer at the address specified herein. Upon proper receipt of an E-Document, the receiving party will promptly transmit a functional acknowledgment in return. A functional acknowledgment will constitute conclusive evidence that an E-Document has been properly received. If any transmitted E-Document is received in an unintelligible or garbled form, the receiving party will promptly notify the originating party in a reasonable manner. In the absence of such a notice, the originating party’s records of the contents of such E-Document will control.

Each party will use those security procedures which are reasonably sufficient to ensure that all transmissions of E-Documents are authorized and to protect its business records and data from improper access. Any E-Document received pursuant to this paragraph 14 will have the same effect as if the contents of the E-Document had been sent in paper rather than electronic form. The conduct of the parties pursuant to this paragraph 14 will, for all legal purposes, evidence a course of dealing and a course of performance accepted by the parties. The parties agree not to contest the validity or enforceability of E-Documents under the provisions of any applicable law relating to whether certain agreements are to be in writing or signed by the party to be bound thereby. The parties agree, as to any E-Document accompanied by Customer’s ID, that IBM Credit can reasonably rely on the fact that such E-Document is properly authorized by Customer. E-Documents, if introduced as evidence on paper in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither party will contest the admissibility of copies of E-Documents under either the business records exception to the hearsay rule or the best evidence rule on the basis that the E-Documents were not originated or maintained in documentary form.

Neither party will be liable to the other for any special, incidental, exemplary or consequential damages arising from or as a result of any delay, omission or error in the electronic transmission or receipt of any E-Document pursuant to this paragraph 14, even if either party has been advised of the possibility of such damages. In the event a Customer requests IBM Credit to effect a withdrawal or debit of funds from an account of Customer, then in no event will IBM Credit be liable for any amount in excess of any amount incorrectly debited, except in the event of IBM Credit’s gross negligence or willful misconduct. No party will be liable for any failure to perform its obligations pursuant to this paragraph 14 in connection with any E-Document, where such failure results from any act of God or other cause beyond such party’s reasonable control (including, without limitation, any mechanical, electronic or communications failure) which prevents such party from transmitting or receiving E-Documents.

CUSTOMER RECIPIENT for Internet transmissions:

(PLEASE PRINT)
Name of Customer’s Designated Central Contact Authorized to Receive IDs and Passwords:

e-mail Address:

Phone Number:

15.     Time is of the essence in this Agreement. This Agreement will be effective from the date of its acceptance at IBM Credit’s office. Customers acknowledge receipt of a true copy and waives notice of IBM Credit’s acceptance of it. If IBM Credit advances funds under this Agreement, IBM Credit will have accepted it. This Agreement will remain in force until one of the parties gives notice to the others that it is terminated. If any Customer terminates this Agreement, IBM Credit may declare all or any part of the obligations Customers owe IBM Credit due and payable immediately. If this Agreement is terminated, Customers will not be relieved from any obligations to IBM Credit arising out of IBM Credit’s advances or commitments made before the effective date of termination. IBM Credit’s rights under this Agreement and IBM Credit’s security interest in present and future Collateral will remain valid and enforceable until all Customers’ obligations to IBM Credit are paid in full. This Agreement shall be binding upon and inure to the benefit of IBM Credit and each Customer and their respective successors and assigns; provided, that a Customer shall have no right to assign this Agreement without the prior written consent of IBM Credit. This Agreement will protect and bind IBM Credit’s and Customers’ respective heirs, representatives, successors and assigns. It can be varied only by a document signed by IBM Credit’s and each Customer’s authorized representatives. If any provision of this Agreement or its application is invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable. This Agreement is executed with the authority of the Board of Directors of each Customer, and with respective shareholder approval, if required by the law. All notices IBM Credit sends to Xybernaut Corporation shall be deemed to have been sent to and received by Xybernaut Solutions, Inc., and will be sufficiently given if mailed or delivered to Xybernaut Corporation at its address shown in paragraph 5.

16.     The laws of the State of New York will govern this Agreement. Customers agree that venue for any lawsuit will be in the State or Federal Court within the country, parish, or district where IBM Credit’s office, which provides the financial accommodations, is located. Each Customer hereby waives any right to change the venue of any action.

17.     If any Customer has previously executed any security agreement relating to the Collateral with IBM Credit, such Customer or Customers agree that this Agreement is intended only to amend and supplement such written agreements, and will not be deemed to be a novation or termination of such written agreements. In the event the terms of this Agreement conflict with the terms of any prior security agreement that any Customer previously executed with IBM Credit, the terms of this Agreement will control in determining the agreement between such Customer and IBM Credit.

18.     EACH CUSTOMER WAIVES ALL EXEMPTIONS AND HOMESTEAD LAWS TO THE MAXIMUM EXTENT PERMITTED BY LAW. EACH CUSTOMER WAIVES ANY STATUTORY RIGHT TO NOTICE OR HEARING PRIOR TO IBM CREDITS ATTACHMENT, REPOSSESSION OR SEIZURE OF THE GOODS. EACH CUSTOMER FURTHER WAIVES ANY AND ALL RIGHTS OF SETOFF IT MAY HAVE AGAINST IBM CREDIT. EACH CUSTOMER AGREES THAT ANY PROCEEDING IN WHICH A CUSTOMER, OR IBM CREDIT OR ANY OF IBM CREDIT’S AFFILIATES, OR A CUSTOMER’S OR IBM CREDIT’S ASSIGNS ARE PARTIES, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, OR THE RELATIONS AMONG THE PARTIES LISTED IN THIS PARAGRAPH WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.

(1) Dated:	(2) Dated:

XYBERNAUT CORPORATION	XYBERNAUT SOLUTIONS, INC.

By:	By:

Print Name:	Print Name:

Title:	Title:

ACCEPTED ON	By

IBM CREDIT CORPORATION

By:

Print Name:

Title:

E-BUSINESS SCHEDULE A (“SCHEDULE A”)

CUSTOMER NAMES:	(1) Xybernaut Corporation

(2) Xybernaut Solutions, Inc.

(3) ______________________________

(4) ______________________________

EFFECTIVE DATE OF THIS SCHEDULE A:

E-DOCUMENTS AVAILABLE TO SUPPLIERS:___________________________

Invoices

Payment Report/Remittance Advisor

E-DOCUMENTS AVAILABLE TO CUSTOMERS:

Invoices

Remittance Advisor

Transaction Approval

Billing Statement

Payment Planner

Auto Cash

Statements of Transaction

Common Dispute Form

SECRETARY’S CERTIFICATE OF RESOLUTION

         I certify that I am the Secretary and the official custodian of certain records, including the certificate of incorporation, charter, by-laws and minutes of the meeting of the Board of Directors of the corporation named below, and that the following is a true, accurate and compared extract from the minutes of the Board of Directors of the corporation adopted at a special meeting thereof held on due notice, at which meeting there was present a quorum authorized to transact the business described below, and that the proceedings of the meeting were in accordance with the certificate of incorporation, charter and by-laws of the corporation, and that they have not been revoked, annulled or amended in any manner whatsoever.

         Upon motion duly made and seconded, the following resolution was unanimously adopted after full discussion: “RESOLVED, that the president, chief executive officer or chief financial officer, or any one of them, or the board of directors, acting as a whole, are hereby authorized and empowered on behalf of this corporation: to obtain financing from IBM Credit Corporation (“IBM Credit”) in such amounts and on such terms as such officers, directors or agents deem proper; to enter into security and other agreements with IBM Credit relating to the terms upon which financing may be obtained and security to be furnished by this corporation therefor; from time to time, to supplement or amend any such agreements; and, from time to time, to pledge, assign, guaranty, mortgage, grant security interest in and, otherwise transfer to IBM Credit as collateral security for any obligations of this corporation to IBM Credit and its affiliated companies, whenever and however arising, any assets of this corporation, whether now owned or hereafter acquired; hereby ratifying, approving and confirming all that any of said officers, directors or agents have done or may do in the premises.”

         IN WITNESS WHEREOF, I have executed and affixed the seal of the corporation on the date stated below.

Dated:

Xybernaut Corporation

Corporate Name

SECRETARY’S CERTIFICATE OF RESOLUTION

         I certify that I am the Secretary and the official custodian of certain records, including the certificate of incorporation, charter, by-laws and minutes of the meeting of the Board of Directors of the corporation named below, and that the following is a true, accurate and compared extract from the minutes of the Board of Directors of the corporation adopted at a special meeting thereof held on due notice, at which meeting there was present a quorum authorized to transact the business described below, and that the proceedings of the meeting were in accordance with the certificate of incorporation, charter and by-laws of the corporation, and that they have not been revoked, annulled or amended in any manner whatsoever.

         Upon motion duly made and seconded, the following resolution was unanimously adopted after full discussion: “RESOLVED, that either a) the president, chief executive officer or vice president of finance of Xybernaut Solutions, Inc., or any one of them, acting in combination with the president, chief executive officer or chief financial officer of Xybernaut Corporation, or any one of them, or b) the board of directors of Xybernaut Solutions, Inc., acting as a whole, are hereby authorized and empowered on behalf of this corporation: to obtain financing from IBM Credit Corporation (“IBM Credit”) in such amounts and on such terms as such officers, directors or agents deem proper; to enter into security and other agreements with IBM Credit relating to the terms upon which financing may be obtained and security to be furnished by this corporation therefor; from time to time, to supplement or amend any such agreements; and, from time to time, to pledge, assign, guaranty, mortgage, grant security interest in and, otherwise transfer to IBM Credit as collateral security for any obligations of this corporation to IBM Credit and its affiliated companies, whenever and however arising, any assets of this corporation, whether now owned or hereafter acquired; hereby ratifying, approving and confirming all that any of said officers, directors or agents have done or may do in the premises.”

         IN WITNESS WHEREOF, I have executed and affixed the seal of the corporation on the date stated below.

Dated: December____, 2001

Xybernaut Solutions, Inc.

Corporate Name